Exhibit 3.107

ARTICLES OF INCORPORATION

OF

MASSEY COAL SERVICES, INC.

Pursuant to Section 27, Article 1. Chapter 31 of the Code of West Virginia, the undersigned incorporator hereby adopts the following Articles of Incorporation, filed in duplicate.

I.

The name of the Corporation is Massey Coal Services, Inc.

II.

The period of duration of the Corporation is perpetual.

III.

The address of the principal office of the Corporation is P.O. Box 338, Madison (Boone County), West Virginia 25130; the name and address of the appointed person to whom notice or process shall be sent is Massey Coal Services, Inc., c/o Mr. C. R. Holbrook, Madison, West Virginia 25130.

IV.

The purposes of the Corporation are as follows:

1. To acquire, purchase, lease, option, own, sell and mortgage coal lands, or supposed coal lands or minerals estates; to buy and sell real estate; to prospect for coal, and mine and process coal and other minerals and mineral products and generally to buy, sell, handle, and deal in the market in coal of all kinds; to purchase, acquire and contract for machinery, buildings, vehicles and equipment for mining and marketing coal; to construct and operate railways and tramways for mining and moving coal; and to provide managerial and engineering services in regard to the mining and processing of coal to coal mine operators.

2. To have and to exercise all the powers now or hereafter conferred by the laws of West Virginia upon corporations organized pursuant to the laws thereof and any amendments and supplements thereto.

V.

The amount of the total authorized capital stock of the Corporation shall be $5,000.00, which shall be divided into five thousand (5,000) shares of the par value of One Dollar ($1.00) each.

VI.

The name and address of the incorporator is as follows:

Charles Q. Cage

1500 One Valley Square

Charleston, West Virginia 25301

There shall be three Directors constituting the initial Board of Directors of the Corporation, and the names and addresses of those persons who are to serve until the first annual meeting of the shareholders of the Corporation or until their successors are duly elected and qualify, are as fo11ows:

E. Morgan Massey	Partridge Hill
Route 2, River Road
Richmond, Virginia 23233

James B. Crawford	12 Buck Branch Drive
Richmond, Virginia 23233

Wm. Blair Massey	8904 Highfield Road
Richmond, Virginia 23229

The undersigned, for the purpose of forming a corporation under the laws of West Virginia, does make and file these Articles of Incorporation, and accordingly, has hereunto set his hand this 28th day of August, 1978.

/s/ Charles Q. Gage
Articles of Incorporation	Charles Q. Gage
prepared by:

Charles Q. Gage
1500 One Valley Square
Charleston, West Virginia 25301

STATE OF WEST VIRGINIA

COUNTY OF KANAWHA, TO-WIT:

I, William F. Dobbs, Jr, a Notary Public, in and for the County and State aforesaid, hereby certify that Charles Q. Gage,

whose name is signed to the foregoing Articles of Incorporation, bearing date of August 28, 1978, this day personally appeared before me in such County and acknowledged his signature to be the same.

Given under my hand and the official seal this 28th day of August, 1978.

Notary Public

My Commission expires on September 20, 1983.

(AFFIX NOTARIAL SEAL)

I, Betty Ireland, Secretary of State of the

State of West Virginia, hereby certify that

Articles of Amendment to the Articles of Incorporation of

MASSEY COAL SERVICES, INC.

are filed in my office as required by the provisions of West Virginia Code are found to conform to law. Therefore, I issue this

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

Given under my hand and the
Great Seal of the State of
West Virginia on this day of
June 24, 2008

Secretary of State

MASSEY COAL SERVICES, INC. ARTICLES OF AMENDMENT AMENDING ARTICLES OF INCORPORATION

1.	The name of the Corporation is Massey Coal Services, Inc.

2.	The amendment adopted is to add Article VII to the Corporation’s Articles of Incorporation as follows:

“VII.

1. The Corporation shall indemnify each member of the Board and each officer of the Corporation now or hereafter serving as such, who was, is or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including an action by, or in the right of, the Corporation), by reason of the fact that he is or was a Board member, officer, or agent of the Corporation or is or was serving at the request of the Corporation as a Board member, officer, or agent of another corporation, partnership, joint venture, trust or other enterprise.

2. Said indemnification shall be against expenses (including attorney’s fees), judgments, fines, amounts paid in settlement actually and reasonably incurred by the aforementioned individuals in connection with such action, suit or proceeding, including any appeal thereof, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Corporation.

3. No indemnification shall be made in respect to any claim, issue, or matter as to which such person shall have been adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duties to the Corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the cases, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper. Indemnity with respect to any criminal action or proceeding will be provided only when the Board member or officer has no reasonable cause to believe his act was unlawful.

4. The amount paid to any Board member, officer or agent of the Corporation by way of indemnification shall not exceed the actual, reasonable and necessary expenses incurred in connection with the matter involved. The foregoing right of indemnification shall be in addition to but not exclusive of, any other right to which such Board member, or officer of the Corporation may otherwise be entitled by law.”

3.	Such amendment was adopted by written consent of the sole stockholder of the Corporation on June 10, 2008.

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Dated June 10, 2008.

MASSEY COAL SERVICES, INC.

By:	/s/ Mark A. Clemens
Mark A. Clemens
President

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